Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(To the Preliminary Prospectus	Registration No. 333-236294
Supplement dated July 7, 2022)

Celanese US Holdings LLC

$2,000,000,000 5.900% Senior Notes due 2024

$1,750,000,000 6.050% Senior Notes due 2025

$2,000,000,000 6.165% Senior Notes due 2027

$750,000,000 6.330% Senior Notes due 2029

$1,000,000,000 6.379% Senior Notes due 2032

Term Sheet

July 7, 2022

Terms Applicable to the 5.900% Senior Notes due 2024

Principal Amount:	$2,000,000,000

Title of Securities:	5.900% Senior Notes due 2024 (the “2024 Notes”)

Maturity Date:	July 5, 2024

Offering Price:	99.987%

Coupon:	5.900%

Yield to Maturity:	5.908%

Spread to Benchmark Treasury:	+ 287.5 bps

Benchmark Treasury Price / Yield:	99-30 / 3.033%

Benchmark Treasury:	UST 3.000% due June 30, 2024

Interest Payment Dates:	January 5 and July 5 of each year, commencing January 5, 2023

Record Dates:	June 21 and December 22 of each year

Optional Redemption:	Make-whole call at T+45 bps

CUSIP Number:	15089Q AR5

ISIN Number:	US15089QAR56

Terms Applicable to the 6.050% Senior Notes due 2025

Principal Amount:	$1,750,000,000

Title of Securities:	6.050% Senior Notes due 2025 (the “2025 Notes”)

Maturity Date:	March 15, 2025

Offering Price:	99.993%

Coupon:	6.050%

Yield to Maturity:	6.057%

Spread to Benchmark Treasury:	+ 300 bps

Benchmark Treasury Price / Yield:	99-15 ¾ / 3.057%

Benchmark Treasury:	UST 2.875% due June 15, 2025

Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2022

Record Dates:	March 1 and September 1 of each year

Optional Redemption:	Make-whole call at T+45 bps

CUSIP Number:	15089Q AL8

ISIN Number:	US15089QAL86

Terms Applicable to the 6.165% Senior Notes due 2027

Principal Amount:	$2,000,000,000

Title of Securities:	6.165% Senior Notes due 2027 (the “2027 Notes”)

Maturity Date:	July 15, 2027

Offering Price:	100.000%

Coupon:	6.165%

Yield to Maturity:	6.165%

Spread to Benchmark Treasury:	+ 312.5 bps

Benchmark Treasury Price / Yield:	100-30 ¾ / 3.040%

Benchmark Treasury:	UST 3.250% due June 30, 2027

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2023

Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call at T+50 bps

In addition, commencing June 15, 2027 (1 month prior to the maturity of the 2027 Notes), the Issuer may redeem some or all of the 2027 Notes at any time and from time to time at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

CUSIP Number:	15089Q AM6

ISIN Number:	US15089QAM69

Terms Applicable to the 6.330% Senior Notes due 2029

Principal Amount:	$750,000,000

Title of Securities:	6.330% Senior Notes due 2029 (the “2029 Notes”)

Maturity Date:	July 15, 2029

Offering Price:	100.000%

Coupon:	6.330%

Yield to Maturity:	6.330%

Spread to Benchmark Treasury:	+ 325 bps

Benchmark Treasury Price / Yield:	101-02 / 3.080%

Benchmark Treasury:	UST 3.250% due June 30, 2029

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2023

Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call at T+50 bps

In addition, commencing May 15, 2029 (2 months prior to the maturity of the 2029 Notes), the Issuer may redeem some or all of the 2029 Notes at any time and from time to time at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

CUSIP Number:	15089Q AN4

ISIN Number:	US15089QAN43

Terms Applicable to the 6.379% Senior Notes due 2032

Principal Amount:	$1,000,000,000

Title of Securities:	6.379% Senior Notes due 2032 (the “2032 Notes” and together with the 2024 Notes, 2025 Notes, 2027 Notes and 2029 Notes, the “Notes” )

Maturity Date:	July 15, 2032

Offering Price:	100.000%

Coupon:	6.379%

Yield to Maturity:	6.379%

Spread to Benchmark Treasury:	+ 337.5 bps

Benchmark Treasury Price / Yield:	98-29 / 3.004%

Benchmark Treasury:	UST 2.875% due May 15, 2032

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2023

Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call at T+50 bps

In addition, commencing April 15, 2032 (3 months prior to the maturity of the 2032 Notes), the Issuer may redeem some or all of the 2032 Notes at any time and from time to time at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

CUSIP Number:	15089Q AP9

ISIN Number:	US15089QAP90

Terms Applicable to All Series of Notes

Issuer:	Celanese US Holdings LLC

Guarantors:	Celanese Corporation and certain subsidiaries of the Issuer

Special Mandatory Redemption:	In the event that (x) the M&M Acquisition is not consummated on or prior to August 17, 2023 or such later date as the parties to the transaction agreement may agree as the “Outside Date” thereunder, or (y) the transaction agreement related thereto is terminated without the M&M Acquisition being consummated, the Issuer will be required to redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of such Notes, respectively, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

Interest Rate Adjustment:	The interest rate payable on the Notes will be subject to adjustment based on certain ratings events. See “Description of the Notes–Interest Rate Adjustment Based on Certain Rating Events” in the preliminary prospectus supplement.

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:	MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Goldman Sachs & Co. LLC
Santander Investment Securities Inc.
Standard Chartered Bank
TD Securities (USA) LLC

Trade Date:	July 7, 2022

Settlement Date:	July 14, 2022 (T+5)

We expect that delivery of the Notes will be made to investors on or about July 14, 2022, which will be the fifth Business Day following the date of pricing of the Notes (such settlement being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to two Business Days before their delivery will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to two Business Days before their delivery should consult their advisors.

Distribution:	SEC Registered Offering

Net Proceeds:	We estimate that the net proceeds from this offering of the Notes will be approximately $7,462,430,000 after deducting the underwriting discount and before deducting other estimated fees and expenses of this offering.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling or emailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, by calling Citigroup Global Markets Inc. c/o Broadridge Financial Solutions at 1-800-831-9146, by calling Deutsche Bank Securities at 1-800-503-4611, by calling HSBC Securities (USA) Inc. at 1-866-811-8049 or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.